UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 25, 2012

Augme Technologies, Inc.

(Exact name of registrant as specified in Charter)

Delaware	333-57818	20-0122076
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

350 7th Avenue, 2nd Floor

New York, NY 10001

(Address of Principal Executive Offices)

(855) 423-5433

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02              Unregistered Sales of Equity Securities

On August 25, 2012, Augme Technologies, Inc. (“Augme”) became obligated, pursuant to Section 2.3 of that certain Amended and Restated Asset Purchase Agreement (the “Agreement”), dated August 25, 2011, between Augme and Hipcricket, Inc. (“Hipcricket”), to pay a total Earnout (as defined in the Agreement) in the amount of $21,999,780, one-half of which is allocated pro rata among the former stockholders of Hipcricket (the “Stockholder Earnout”) and one-half of which is allocated among current employees of Augme or its subsidiary who were former employees of Hipcricket (the “Employee Earnout”).

Augme has elected to pay the Stockholder Earnout in shares of its common stock valued at $2.00 per share in accordance with the Agreement. Accordingly, Augme has elected to issue, in lieu of cash, a total of 5,500,036 shares of common stock (the “Stockholder Earnout Shares”) in full satisfaction of the Stockholder Earnout.  Augme is in the process of determining the form of payment of the Employee Earnout in accordance with the Agreement.

The Stockholder Earnout Shares constitute restricted securities under the Securities Act of 1933, as amended.  In order to issue the Stockholder Earnout Shares, Augme relied on Rule 506 of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”), and Regulation S under the Securities Act, inasmuch as the former Hipcricket stockholders consist of non-U.S. persons and fewer than 35 non-accredited U.S. persons (as the term “U.S. person” is defined in Rule 902 of Regulation S).  Augme provided to the former Hipcricket stockholders the information required by Rule 502 of Regulation D and Augme did not engage in any general advertisement or general solicitation in connection with the offering of such shares.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Augme Technologies, Inc.
(Registrant)

Date: August 30, 2012	By:	/s/ Thomas J. Virgin
Thomas J. Virgin
Chief Financial Officer